Exhibit 5.1

OPINION OF KUTAK ROCK LLP

August 14, 2020

Dasan Zhone Solutions, Inc.

5700 Tennyson Parkway, Suite 400

Plano, TX 75024

Ladies and Gentlemen:

We are acting as legal counsel to Dasan Zhone Solutions, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, on Form S-8 (the “Registration Statement”) of 518,518 shares of Common Stock, par value $0.001 per share, of the Company (the “Shares”) issuable to Charles Daniel Vogt pursuant to those certain Non-Qualified Inducement Stock Option Grant Notices and Stock Option Agreements, each entered into between Dasan Zhone Solutions, Inc. and Charles Daniel Vogt, dated August 1, 2020 (the “Agreements”).

We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion. Based on such examination and on the assumptions set forth below, we are of the opinion that the Shares to be offered and sold, when issued and delivered in accordance with the terms and provisions of the Agreements, against receipt of the consideration provided for therein, will be validly issued, fully paid, and nonassessable.

In rendering this opinion, we have (i) assumed and have not independently verified (a) the due authorization, execution and delivery of the Agreements, (b) that all signatures on all certificates and other documents examined by us are genuine, that all natural persons who affixed such signatures had the legal capacity to do so, and that, where any such signature purports to have been made in a corporate, governmental or other capacity, the person who affixed such signature to such certificate or other document had authority to do so, and (c) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies, and (ii) as to certain factual matters, relied upon certificates and statements of public officials and of the Company and its officers and have not independently checked or verified the accuracy of the factual statements contained therein. In addition, our examination of matters of law has been limited to the General Corporation Law of the State of Delaware and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such laws and the federal laws of the United States of America and reported judicial decisions interpreting such laws, in each case as in effect on the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion is furnished to you in connection with the filing of the Registration Statement.

Respectfully submitted,

/s/ Kutak Rock LLP